Exhibit 2.2

AMENDMENT TO PURCHASE AGREEMENT

                    This Amendment to Purchase Agreement dated as of August 30, 2004 (this “Amendment”) is made between GENERAL ELECTRIC COMPANY, a New York corporation (“GE”) and REGAL-BELOIT CORPORATION, a Wisconsin corporation (the “Acquiror”). GE and the Acquiror are collectively referred to in this Amendment as the “Parties”.

PRELIMINARY STATEMENTS

                    A.          The Parties entered into that certain Purchase Agreement dated August 10, 2004 (the "Purchase Agreement").

                    B.          The Parties desire to amend the Purchase Agreement, upon the terms and conditions set forth in this Amendment.

                    NOW, THEREFORE, the Parties agree as follows:

1.	Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Purchase Agreement.

2.

The defined term “Affiliated Company” set forth in Preliminary Statement B of the Purchase Agreement shall be amended to “Affiliated Companies,” and all references to “Affiliated Company” in the Purchase Agreement shall be replaced with “Affiliated Companies”.

3.	Section 2.02(b)(x) of the Purchase Agreement shall be amended and restated in its entirety as follows:

“(x) all finished goods inventory, accounts receivable, Intellectual Property, customer relationships and goodwill associated with or relating to the 39G motors (the 39 frame fan motor) currently manufactured at the Casa Facility (the “39G Excluded Assets”);"

4.	Section 2.02(b)(xi) of the Purchase Agreement shall be amended and restated in its entirety as follows:

“(xi) all accounts receivable, Intellectual Property, personal property and equipment, customer relationships, goodwill and other assets and properties associated with or relating to the electric vehicle line currently operated at the Casa Facility;"

5.	Section 2.02(b)(xiii) of the Purchase Agreement shall be amended by deleting Section 2.02(b)(xiii) and inserting in its place the following:

“(xiii) all finished goods inventory associated with or relating to the 39G motors currently manufactured at Reynosa for the Business;”

6.	A new Section 2.02(b)(xiv) of the Purchase Agreement shall be added as follows:

"(xiv) all raw materials and in-process inventory used for manufacturing the Products at the Taylor Street facility; and"

7.	A new Section 2.02(b)(xv) of the Purchase Agreement shall be added as follows:

"(xv) the assets and properties listed in Section 2.02(b)(xv) of the Disclosure Schedule."

8.	Section 2.04 of the Purchase Agreement shall be amended by adding the following as the final sentence of such section:

“The Closing shall be deemed to take effect at 12:01 AM eastern daylight time on the Closing Date.”

9.	Section 3.02 of the Purchase Agreement shall be amended and restated in its entirety as follows:

“Incorporation, Qualification and Authority of the Business Subsidiary and the Affiliated Companies. The Business Subsidiary is a Mexican Sociedad de Responsabilidad Limitada de Capital Variable, duly incorporated and validly existing under the laws of Mexico, to the extent legally applicable, in good standing under the Laws of its jurisdiction of organization and has the capacity, power and authority necessary to operate its properties and to carry on its business as now being conducted. The Business Subsidiary is duly registered with the Public Registry of Commerce (Registro Público de Comercio) of its corporate domicile, and qualified or registered to transact business under the laws of each jurisdiction where the nature its activities or the location of its properties owned or leased requires such qualification or registration. The Business Subsidiary is duly registered with the National Foreign Investment Registry (Registro Nacional de Inversión Extranjera), and has filed all period reports required under Mexico’s Foreign Investment Law. The Affiliated Companies include GE Holmes Industries, LLC and GE Holmes Industries (Far East) Limited. GE Holmes Industries, LLC is a Delaware limited liability company duly organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of organization and has the limited liability company power and authority to operate its business as now conducted. GE Holmes Industries (Far East) Limited is a Hong Kong company duly organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction or organization and has the company power and authority to operate its business as now conducted. Each of the Affiliated Companies is duly qualified as a foreign organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities requires such qualification.”

10.	Section 3.12(d) of the Purchase Agreement shall be amended and restated in its entirety as follows:

“(d) Section 3.12(d) of the Disclosure Schedule sets forth a true and complete list, as appears in the records of all Business Patents, Other Patents, Business Trademarks and Other Trademarks which are owned by the Asset Sellers, the Affiliated Company and Business Subsidiary.”

11.	Section 11.04 of the Purchase Agreement shall be amended and restated in its entirety as follows:

“Public Announcements. Except as may be required by Law or stock exchange rules, no party to this Agreement or any Affiliate or Representative of such party shall make any public disclosure, announcements or otherwise communicate with any news media in respect of any of the Transaction Agreements or the transactions contemplated by this Agreement without prior notification to the other parties, and prior to any disclosure, announcement or communication the parties shall cooperate as to the timing and contents of any such announcement or communication.”

12.	Exhibit A to the Purchase Agreement shall be amended by adding the following Affiliated Company, Equity Seller and % of total equity to Section B:

"GE Holmes Industries (Far East) Limited   GE Pacific Pte. Ltd.   50.01% Membership Shares"

13.	Section 2.02(a)(i) of the Disclosure Schedule shall be amended and restated in its entirety in the form attached hereto as Exhibit A.

14.	Section 2.02(a)(iii) of the Disclosure Schedule shall be amended and restated in its entirety in the form attached hereto as Exhibit B.

15.	Section 2.02(b)(x) of the Disclosure Schedule shall be renumbered as Section 2.02(b)(xv) of the Disclosure Schedule and amended and restated in its entirety in the form attached as Exhibit C.

16.	Section 3.11(b) of the Disclosure Schedule shall be amended and restated in its entirety in the form attached hereto as Exhibit D.

17.	Section 3.12(d) of the Disclosure Schedule shall be amended and restated in its entirety in the form attached hereto as Exhibit E.

18.	Section 3.14(a) of the Disclosure Schedule shall be amended and restated in its entirety in the form attached hereto as Exhibit F.

19.	Section 3.14(b) of the Disclosure Schedule shall be amended and restated in its entirety in the form attached hereto as Exhibit G.

20.	Section 3.21 of the Disclosure Schedule shall be amended and restated in its entirety in the form attached hereto as Exhibit H.

21.	Section 8.02(h) of the Disclosure Schedule shall be amended and restated in its entirety in the form attached hereto as Exhibit I.

22.	Schedule II (Exhibit B) of the Disclosure Schedule shall be amended and restated in its entirety in the form attached hereto as Exhibit J.

23.

Except as expressly amended and/or superceded by this Amendment, the Purchase Agreement shall remain in full force and effect. Upon the execution and delivery hereof, the Purchase Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Purchase Agreement, and this Amendment and the Purchase Agreement shall henceforth be read, invalid or improper any action heretofore taken under the Purchase Agreement.

                    IN WITNESS WHEREOF, GE and the Acquiror have caused this Amendment to be executed on the date first written above by their respective duly authorized officers or attorneys-in-fact.

GENERAL ELECTRIC COMPANY

By	/s/ Lloyd G. Trotter
Name: Lloyd G. TrotterTitle: Senior Vice President

REGAL-BELOIT CORPORATION

By	/s/ James L. Packard
Name: James L. PackardTitle: Chief Executive Officer

Signature Page to Amendment to Purchase Agreement